UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): April 27, 2009 (April 21, 2009)
ALLIED HEALTHCARE INTERNATIONAL INC.
(Exact Name of Registrant as Specified in Charter)

1-11570	13-3098275

(Commission File Number)	(IRS Employer Identification Number)
New York
(State or Other Jurisdiction of Incorporation)
245 Park Avenue, New York, New York 10167
(Address of Principal Executive Offices)
(212) 750-0064
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENT OF CERTAIN OFFICERS.
     (e) Executive Compensation Arrangements.
     On April 21, 2009, the Board of Directors of Allied Healthcare International Inc. (the “Company”), upon the recommendation of the Compensation Committee, made a grant of 566,135 stock appreciation rights to Alexander (Sandy) Young, the Chief Executive Officer of the Company. The stock appreciation rights will vest on September 30, 2011 and will be settled in shares of common stock of the Company. The exact amount of stock appreciation rights to be awarded to Mr. Young will be dependent on the average growth during the period from October 1, 2009 through September 30, 2011 in sales, earnings per share and earnings before interest, taxes and amortization (EBITA) of the Company as compared to the base year ended September 30, 2007. However, the potential maximum value of the stock appreciation rights (when aggregated with the value of the vested portion of the option to purchase 200,000 shares of the Company common stock held by Mr. Young) will be capped at three million pounds (£3,000,000). The anticipated grant of the stock appreciation rights was previously disclosed by the Company in its Current Report on Form 8-K that was filed with the Securities and Exchange Commission on January 14, 2008 in connection with Mr. Young’s appointment as the Chief Executive Officer of the Company.
     In addition, on April 21, 2009, the Board of Directors of the Company, upon the recommendation of the Compensation Committee, finalized the performance-based vesting conditions of the 200,000 options to purchase shares of common stock of the Company that had been granted to Mr. Young in February 2008 at an exercise price of $2.11 per share. The vesting of the stock options will be dependent on the same performance metrics as are applicable to the stock appreciation rights.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) Exhibits.
     99.1 Press release, dated April 27, 2009, of Allied Healthcare International Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 27, 2009

ALLIED HEALTHCARE INTERNATIONAL INC.
By:	/s/ Marvet Abbassi
	Name:	Marvet Abbassi
	Title:	Financial Controller